Exhibit 4

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 31, 2023 by and among Offerpad Solutions Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, has entered, or will enter, into a Pre-Funded Warrants Subscription Agreement (the “Subscription Agreement”), providing for the sale and delivery of Pre-Funded Warrants, which shall be exercisable for shares of the Class A Common Stock (each as defined in the Subscription Agreement), to the Purchasers identified on the signature pages to the Subscription Agreement;

WHEREAS, as a condition to their willingness to enter into the Subscription Agreement, the Company and the Purchasers have required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company and the Purchasers to enter into the Subscription Agreement, each Stockholder is willing, on a several and not joint basis, to make certain representations, warranties, covenants and agreements with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by such Stockholder and set forth below such Stockholder’s signature on the signature pages hereto (the “Original Shares” and, together with any additional shares of Class A Common Stock and Class B Common Stock acquired by the Stockholder after the date of this Agreement, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Subscription Agreement.

2. Representations of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Such Stockholder has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, law or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

3. Agreement to Vote Shares. Each Stockholder agrees, severally and not jointly, with the Company (it being understood that such agreement is solely between the Company and each Stockholder, and not among the Stockholders) during the term of this Agreement to execute the Stockholder Written Consent. If any matter covered by the Stockholder Approval are presented to the Company’s stockholders for approval at any annual, special or adjourned meeting of the stockholders of the Company, each Stockholder agrees, severally and not jointly, with the Company (it being understood that such agreement is solely between the Company and each Stockholder, and not among the Stockholders) that it will vote, by proxy or otherwise, its Shares (i) in favor of such matter and any matter that would reasonably be expected to facilitate such Stockholder Approval, and (ii) against approval of any proposal made in opposition to such matters. In the event that a meeting of the stockholders of the Company is held, each Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum.

4. Transfer and Encumbrance. Each Stockholder agrees, severally and not jointly, with the Company (it being understood that such agreement is solely between the Company and each Stockholder, and not among the Stockholders) that until the earlier of (a) the termination of this Agreement pursuant to Section 5, (b) 11:59 p.m., eastern time, on the second trading day after the Company files its Form 10-Q for the period ending March 30, 2023 and (c) 11:59 p.m., eastern time, on May 12, 2023, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of its Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of its Shares or such Stockholder’s voting or economic interest therein.

5. Termination. This Agreement shall terminate when the Stockholder Approval has been received and become effective and binding on the Company so as to permit the exercise of the Pre-Funded Warrants.

6. No Agreement as Director or Officer. Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by any Stockholder in its capacity as such a director or officer of the Company or any of its subsidiaries, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict any Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

7. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each Stockholder agrees with the Company (and only with the Company) that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows:

If to the Company, to:

Offerpad Solutions Inc.

2150 E. Germann Road.

Chandler, Arizona 85286

Attention: Chief Financial Officer; Chief Legal Officer

Email: mike.burnett@offerpad.com; benjamin.aronovitch@offerpad.com with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention: Drew Capurro; Peter Sluka

Email: drew.capurro@lw.com; peter.sluka@lw.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature pages hereto.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the federal of states court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Subscription Agreement is executed and delivered by the Company and the Purchasers, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 12(i) shall be null and void.

(j) Each of the Purchasers shall be deemed to be a third-party beneficiary of this Agreement with the right to seek to specifically enforce this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

OFFERPAD SOLUTIONS INC.

By:	/s/ Michael Burnett
Name: Michael Burnett
Title: Chief Financial Officer

STOCKHOLDERS:	/s/ Brian Bair
Brian Bair

Number of Shares of Company Class A Common Stock Beneficially Owned as of the Date of this Agreement: 12,510,004

Number of Shares of Company Class B Common Stock Beneficially Owned as of the Date of this Agreement: 14,504,991

THE BBAB 2021
IRREVOCABLE TRUST

By:	/s/ Brian Bair
Name: Brian Bair
Title: Trustee

Number of Shares of Company Class A Common Stock Beneficially Owned as of the Date of this Agreement: 2,648,229

Number of Shares of Company Class B Common Stock Beneficially Owned as of the Date of this Agreement: 311,245

Address:

C/O Offerpad Solutions Inc.

2150 E. Germann Road, Suite 1

Chandler, AZ 85286

Email: brian@offerpad.com

STOCKHOLDER:
LL Capital Partners I, L.P.
a Delaware limited partnership

By: LLCP I GP, LLC, its General
Partner

	By:	/s/ Paul A. Frick
Name: Paul A. Frick
Title: Vice President

Number of Shares of Company Class A Common Stock Beneficially Owned as of the Date of this Agreement: 92,685,278

Number of Shares of Company Class B Common Stock Beneficially Owned as of the Date of this Agreement: 0

SIFV, LLC
By: LLCP U GP, LLC, its managing member

By:	/s/ Paul A. Frick
	Name:	Paul A. Frick
	Title:	Vice President

Number of Shares of Company Class A Common Stock Beneficially Owned as of the Date of this Agreement: 7,564,705

Number of Shares of Company Class B Common Stock Beneficially Owned as of the Date of this Agreement: 0

Address:

2400 Market Street, Suite 302, Philadelphia, P A 19103

Email: Paul.Frick@LLFunds.com

STOCKHOLDER:

First American Financial Corporation
a Delaware corporation

By:	/s/ Mark E. Seaton
	Name:	Mark E. Seaton
	Title:	Executive Vice President and Chief Financial Officer

Number of Shares of Company Class A Common Stock Beneficially Owned as of the Date of this Agreement: 76,789,7131

Number of Shares of Company Class B Common Stock Beneficially Owned as of the Date of this Agreement: 0

Address:

1 First American Way

Santa Ana, CA 92707

Facsimile: General Counsel (714) 250-3325

[1]	32,138,883 shares owned plus 44,650,830 underlying shares of Class A common stock subject to the prefunded warrant.